Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “INFOR (US) , INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, CHANGING ITS NAME FROM “LAWSON SOFTWARE, INC.” TO “INFOR (US), INC.”, FILED THE TWENTY-FIRST DAY OF JUNE, A.D. 2012, AT 2:14 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID RESTATED CERTIFICATE IS THE FIRST DAY OF JULY, A.D. 2012.

Jeffrey W. Bullock, Secretary of State
3978744 8100X	AUTHENTICATION: 9718612
120849336	DATE: 07-18-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LAWSON SOFTWARE, INC.

The undersigned, Gregory M. Giangiordano, certifies that he is the President of Lawson Software, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware and does hereby further certify as follows:

1. The name of the Corporation is “Lawson Software, Inc.” The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on June 1, 2005, under the name “Lawson Holdings, Inc.”

2. The Third Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the sole director and sole stockholder of the Corporation.

3. The Third Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is incorporated herein by this reference.

4. The effective date of this Certificate shall be July 1, 2012.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President as of this 20th day of June, 2012.

LAWSON SOFTWARE, INC., a Delaware corporation

By:	/s/ Gregory M. Giangiordano
Gregory M. Giangiordano
President

State of Delaware Secretary of State Division of Corporations Delivered 02:24 PM 06/21/2012 FILED 02:14 PM 06/21/2012 SRV 120763320 – 3978744 FILE

Exhibit A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INFOR (US), INC.

ARTICLE ONE

The name of the corporation is Infor (US), Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (“Delaware Law”).

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, with a par value of $0.01 per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware Law is hereafter amended to further eliminate or limit the liability of a director of a corporation, then a director of the corporation, in addition to the circumstances set forth herein, shall have no liability as a director (or such liability shall be limited) to the fullest extent permitted by the Delaware Law as so amended. No repeal or modification of the foregoing provisions of this ARTICLE EIGHT nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

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ARTICLE NINE

The corporation shall, to the full extent permitted by Delaware Law, indemnify each officer and director of the corporation and may, but shall not be obligated to, indemnify any employee or agent of the corporation who is not an officer or director of the corporation as follows:

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall or may, as applicable, be indemnified and held harmless by the corporation to the fullest extent authorized by Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, employee benefit plan excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Paragraph (c) hereof with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

(b) Right to Advancement of Expenses. The right to indemnification conferred in Paragraph (a) of this ARTICLE NINE shall include the right to be paid by the corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses””); provided, however, if Delaware Law so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a ““final adjudication””) that such indemnitee is not entitled to be indemnified for such expenses under this ARTICLE NINE or otherwise.

(c) Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in Paragraphs (a) and (b) of this ARTICLE NINE shall be contract rights; provided that indemnification of any officer or director of the corporation shall be mandatory without further agreement or action by the officer or director of the corporation and indemnification of any other employee of the corporation shall require a board resolution or agreement with such employee. If a claim under Paragraph (a) or (b) of this ARTICLE NINE is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense for the corporation that, and (ii) in any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has

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not met any applicable standard for indemnification set forth in Delaware Law. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that the indemnitee has met the applicable standard of conduct set forth in Delaware Law and that indemnification of the indemnitee is therefore proper in the circumstances, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense of the corporation to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE NINE or otherwise shall be on the corporation.

(d) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE NINE shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, bylaw, agreement, vote of stockholders or of disinterested directors or otherwise.

(e) Insurance. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Delaware Law.

ARTICLE TEN

The corporation expressly elects not to be governed by Section 203 of the Delaware Law.

ARTICLE ELEVEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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